contact:      For Allegheny Teledyne
                                                     Bill Acton
                                                     412/394-2872
                                                     Gary Stechmesser
                                                     412/394-2861
                                                     Dan Greenfield
                                                     412/394-3004

                                                     For Oregon Metallurgical
                                                     Dennis P. Kelly
                                                     541/967-9000

                            ALLEGHENY TELEDYNE AGREES
                                TO ACQUIRE OREMET
                             IN $560 MILLION MERGER

                 ALL-STOCK TRANSACTION EXPECTED TO BE ACCRETIVE
                     TO EARNINGS AND CASH FLOW IN FIRST YEAR

                      OPERATING SYNERGIES EXPECTED TO GROW
                        TO MORE THAN $45 MILLION ANNUALLY

Pittsburgh, PA, October 31, 1997 -- Allegheny Teledyne Incorporated (NYSE:ALT) and Oregon Metallurgical Corporation (Nasdaq:OREM) today announced that they have entered into a definitive merger agreement in which Allegheny Teledyne will acquire Oregon Metallurgical (Oremet<REGISTERED TRADEMARK>) as a wholly-owned subsidiary and each outstanding share of Oremet common stock will be converted into 1.296 shares of Allegheny Teledyne common stock. Allegheny Teledyne is a technology-based manufacturing company with a concentration in specialty metals. Oremet is an integrated titanium producer.

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The $560 million transaction provides Oremet shareholders with an approximate 11 percent ownership of the combined company and a 45% premium, based on the closing prices of the outstanding common stock of the two companies on October 31, 1997. The merger is expected to be tax free to Oremet shareholders and will be accounted for under the pooling of interest method.

Richard P. Simmons, chairman, president and chief executive officer of Allegheny Teledyne, said, "Our board of directors believes that the merger will provide significant cost reductions, sales opportunities, and financial advantages. We expect the transaction to be accretive to earnings and cash flow in the first year.

"Oremet is an excellent strategic fit with the specialty metals segment of Allegheny Teledyne. The acquisition further strengthens and improves the competitiveness of the specialty metals segment. It provides the opportunity to realize significant synergies in marketing, operations and purchasing at our Wah Chang, Allvac and Allegheny Ludlum companies. Also, this transaction should allow the companies to avoid duplication of new capital investment in the future."

Simmons added that Allegheny Teledyne believes that integrating its operations with Oremet will result in continuing operational cost improvements and sales synergies worth more than $15 million in pre-tax earnings in the first full year and over $45 million in pre-tax earnings by the end of the third full year after the merger closes.

He continued, "The senior management of Oremet, led by Mr. Carlos E. Aguirre, is expected to play an important role in the management of the metals segment. Mr. Aguirre will head a high performance group of companies including Wah Chang, Allvac and Oremet, reporting to Arthur H. Aronson, Allegheny Teledyne executive vice president and specialty metals segment executive."

Aguirre, chairman, president and chief executive officer of Oremet, said, "The transaction with Allegheny Teledyne will provide Oremet shareholders with a significant premium on their investment. It also strengthens the prospects for Oremet's long-term


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growth. Our shareholders will be able to participate in the new business opportunities this merger creates.

"The merger will enable Oremet to utilize Allegheny Teledyne production facilities for titanium bar, forged products, and flat rolled production of sheet, strip and plate, which will permit Oremet to shift to higher value added products. At the present time, a significant portion of Oremet's sales are titanium sponge and ingot products."

The companies said that the complementary nature of their businesses also will improve the ability of the combined operations to serve customers and enhance the competitiveness of Allegheny Teledyne and Oremet in the global marketplace.

The following table shows pro forma sales for the twelve months ended September 30, 1997:

Business Segment                   Sales ($ millions)     Percent of total
----------------                   ------------------     ----------------
Specialty Metals
      - Stainless steel                   1,000                  25%
       - Titanium                           426                  11
       - Nickel-based super alloys          274                   7
       - Other specialty metals             643                  16
                                        -------               ------
                        Subtotal          2,343                  59

Aerospace and Electronics                   895                  22
Industrial                                  432                  11
Consumer                                    307                   8
                                        =======               ======
                        TOTAL            $3,977                 100%

Combined net income of the two companies, based on pro forma financial results for the 12-month period ending September 30, 1997, was $298 million. Combined assets totaled $2.9 billion. Simmons said, "This acquisition meets our criteria for high return on capital employed and high return on equity. Oremet's strong balance sheet fits very well with Allegheny Teledyne's strong financial position. Pro forma combined net equity is nearly $1.2 billion; net debt to total capitalization improves to about 22.7 percent."

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The transaction is subject to the approval of the shareholders of Oremet, as well as customary regulatory approvals and closing conditions. The board of directors of Allegheny Teledyne received advice from Goldman, Sachs & Co., and the board of directors of Oremet was advised by Salomon Brothers Inc. in connection with their approvals of the merger agreement.

As noted, the merger will be accounted for as a pooling of interests. The pooling treatment should not restrict any of Allegheny Teledyne's previously announced plans for selling non-strategic businesses. Effective immediately, Allegheny Teledyne's stock repurchase program has been terminated. The company repurchased approximately 3.7 million shares on the open market under the 12 million-share repurchase program initiated earlier this year.

Allegheny Teledyne Incorporated, which has about 24,000 employees, is a group of technology-based manufacturing companies with significant concentration in specialty metals, complemented by aerospace and electronics, industrial, and consumer products. Its specialty metals companies include:

         Allegheny Ludlum, a major producer of stainless steels and other specialty metals;

         Wah Chang, a leader in the production of reactive and refractory metals, including zirconium, hafnium, niobium, tantalum, and high purity titanium;

         Allvac, which produces superalloys and other specialty metals, including titanium.

Oregon Metallurgical Corporation is an integrated producer and distributor of titanium sponge, ingot, mill products and castings for use in the aerospace, industrial, recreational, and military markets. The company, which has 850 employees, operates manufacturing and finishing facilities in Albany, OR and Pennsylvania and has nine service centers in


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the United States, with additional centers in the United Kingdom, Germany,
Singapore, and Canada.

This news release contains forward-looking statements, including those related to the anticipated acquisition, sales, earnings, cash flow and cost savings. Realization of the anticipated results could take longer than expected and implementation difficulties and market factors could alter the anticipated results. Actual results could differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in the filings with the Securities and Exchange Commission, including reports on Form 10-K for the year ended December 31, 1996.



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